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                                                                    EXHIBIT 23.1


                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A Professional Corporation)


Armando C. Ibarra, C.P.A.                   Members of the California Society of
Armando Ibarra, Jr., C.P.A.                 Certified Public Accountants



September 5, 2002


TO WHOM IT MAY CONCERN:

The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report on the financial statements of VoIP Telecom, Inc., as of June 30, 2002, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Armando C. Ibarra
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ARMANDO IBARRA, C.P.A.







                      350 E. STREET, CHULA VISTA, CA 91910
TEL: (619) 422-1348                                          FAX: (619) 422-1465